August 2009 Preliminary Terms No. 157 Registration Statement No. 333-156423 Dated July 27, 2009 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities
PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more than, equal to or less than the principal amount based upon the closing value of the asset at maturity.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	September 28, 2010
Original issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per PLUS
Pricing date:	August , 2009
Original issue date:	August , 2009 (5 business days after the pricing date)
Aggregate principal amount:	$
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “China Shares”)	FXI	25%
	Shares of the iShares® MSCI Taiwan Index Fund (the “Taiwan Shares”)	EWT	25%
	Shares of the iShares® MSCI South Korea Index Fund (the “South Korea Shares”)	EWY	25%
	Shares of the iShares® MSCI Hong Kong Index Fund (the “Hong Kong Shares”)	EWH	25%
Payment at maturity per PLUS:	▪
If the final basket value is greater than the initial basket value:
$10 + ($10 x leverage factor x basket percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.

	▪	If the final basket value is less than or equal to the initial basket value: ($10 x the basket performance factor) This amount will be less than or equal to the stated principal amount of $10.
Leverage factor:	300%
Maximum payment at maturity:	$12.40 to $12.90 per PLUS (124% to 129% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Valuation date:	September 23, 2010, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events
Closing value:	For each basket component, the closing price of one underlying share of such basket component times the relevant adjustment factor for such basket component
Adjustment factor:	For each basket component, 1.0, subject to adjustment for certain events affecting such basket component
Initial basket value:
10, which will be equal to the sum of the products of the initial basket component values of each of the basket components on the pricing date, as set forth under “Basket – Initial basket component value” above, and the respective multiplier for such basket component

Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on any date is the sum of the products of the closing value of each basket component on such date and the respective multiplier for such basket component.
Multiplier:
The multiplier for each basket component will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting. Each multiplier will remain constant for the term of the PLUS. See “Basket – Multiplier” above.

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617484290
ISIN:	US6174842905
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$10	$0.15	$9.85
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see syndicate information on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008
THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208009

PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities

The PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010 (the “PLUS”) can be used:
▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor
▪	To provide exposure to price movements in foreign equity markets in a single investment
The PLUS are exposed on a 1:1 basis to the negative performance of the basket.
Maturity:	13 months
Leverage factor:	300%
Maximum payment at maturity:	$12.40 to $12.90 per PLUS (124% to 129% of the stated principal amount)
Principal protection:	None
Interest:	None

Basket Overview
The basket consists of the China Shares, the Taiwan Shares, the South Korea Shares and the Hong Kong Shares.  The basket offers exposure to price movements in foreign equity markets.  The China Shares, the Taiwan Shares, the South Korea Shares and the Hong Kong Shares are weighted equally in the basket.  For more information on the individual basket components, see “Information About the Basket Components” on page 15 of these preliminary terms.

Basket Component Information as of July 22, 2009
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
China Shares	FXI	$40.42	$46.60	$47.20 (on 7/23/2008)	$19.42 (on 10/27/2008)
Taiwan Shares	EWT	$11.16	$13.62	$14.02 (on 7/23/2008)	$6.42 (on 1/20/2009)
South Korea Shares	EWY	$39.26	$49.91	$51.38 (on 7/23/2008)	$19.00 (on 11/20/2008)
Hong Kong Shares	EWH	$14.72	$16.99	$17.23 (on 7/23/2008)	$8.51 (on 11/20/2008)

Historical Basket Performance October 8, 2004 to July 22, 2009

The graph is calculated to show the performance of the basket during the period October 8, 2004 (the inception date of the iShares® FTSE/Xinhua China 25 Index Fund) through July 22, 2009, assuming the basket components are weighted as set out above and that the basket component weightings and multipliers have been set on October 8, 2004 such that the initial basket value was 10, and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  The historical values of the basket should not be taken as an indication of its future performance.

August 2009	Page 2

PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The PLUS offer 300% leveraged upside on the positive performance of the basket, subject to a maximum payment at maturity of $12.40 to $12.90 per PLUS (124% to 129% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the PLUS to triple returns up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the basket.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of price performance.
Best Case Scenario
The basket increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of $12.40 to $12.90 per PLUS (124% to 129% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario
The basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the decrease in the value of the basket from the initial basket value.  For example, if the basket value decreases by 20%, the PLUS will redeem for $8 per PLUS.  There is no minimum payment on the PLUS.

Summary of Selected Key Risks (see page 9)

▪	PLUS to not pay interest or guarantee return of principal.

▪	Appreciation potential is limited.

▪	Market price of the PLUS may be influenced by many unpredictable factors.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.

▪	Changes in the value of one or more of the basket components may offset each other.

▪	Investing in the PLUS is not equivalent to investing in the basket components.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities.

▪	There are risks associated with investments in securities linked to the value of emerging markets equity securities.

▪	The prices of the basket components are subject to currency exchange risk.

▪	Adjustments to any of the basket components or the indices tracked by the basket components could adversely affect the value of the PLUS.

▪	The basket components and the indices tracked by the basket components are different.

▪	The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the basket components.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

▪	The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

August 2009	Page 3

PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the basket closing value on the valuation date.  The PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August , 2009	August , 2009 (5 business days after the pricing date)	September 28, 2010, subject to postponement due to market disruption events
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per PLUS (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per PLUS
Denominations:	$10 and integral multiples thereof
Interest:	None
Aggregate principal amount:	$
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “China Shares”)	FXI	25%
	Shares of the iShares® MSCI Taiwan Index Fund (the “Taiwan Shares”)	EWT	25%
	Shares of the iShares® MSCI South Korea Index Fund (the “South Korea Shares”)	EWY	25%
	Shares of the iShares® MSCI Hong Kong Index Fund (the “Hong Kong Shares”)	EWH	25%
Payment at maturity:	▪	If the final basket value is greater than the initial basket value:
$10 + ($10 x leverage factor x basket percent increase) In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final basket value is less than or equal to the initial basket value:
($10 x the basket performance factor) This amount will be less than or equal to the stated principal amount of $10.
Leverage factor:	300%
Maximum payment at maturity:	$12.40 to $12.90 per PLUS (124% to 129% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Valuation date:	September 23, 2010, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Closing value:	For each basket component, the closing price of one underlying share of such basket component times the relevant adjustment factor for such basket component
Adjustment factor:	For each basket component, 1.0, subject to adjustment for certain events affecting such basket component
Initial basket value:
10, which will be equal to the sum of the products of the initial basket component values of each of the basket components on the pricing date, as set forth under “Basket – Initial basket component value” above, and the respective multiplier for such basket component

Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on any date is the sum of the products of the closing value of each basket component on such date and the respective multiplier for such basket component.
Postponement of maturity date:
If the valuation date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the valuation date as postponed.

Multiplier:
The multiplier for each basket component will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting.  Each multiplier will remain constant for the term of the PLUS. See “Basket – Multiplier” above.

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Risk factors:	Please see “Risk Factors” beginning on page 9.

August 2009	Page 4

PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617484290
ISIN:	US6174842905
Minimum ticketing size:	100 PLUS
Bull market or bear market PLUS:	Bull Market PLUS
Tax considerations:
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Because the PLUS is linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.
Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the basket components, in futures or options contracts on the basket components or any component stocks of any of the basket components or the indices tracked by the basket components listed on major securities markets, or positions in any

August 2009	Page 5

PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010
Performance Leveraged Upside SecuritiesSM

other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, increase the prices at which the basket components must close on the valuation date before you will receive at maturity a payment that exceeds the stated principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Supplemental Information Regarding Plan of Distribution:
The agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.

Syndicate Information
Issue price of the securities	Selling concession	Aggregate price of the securities for any single investor
$10.00	$0.1500	<$1MM
$9.9750	$0.1250	≥$1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.9500	$0.1000	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2009	Page 6

PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010
Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$12.65 per PLUS (126.5% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 300% of the appreciation of the basket over the term of the PLUS, subject to the hypothetical maximum payment at maturity of $12.65 per PLUS. In the payoff diagram, an investor will realize the maximum payment at maturity at a final basket value of approximately 108.833% of the initial basket value.

▪	If the basket appreciates 5%, the investor would receive a 15% return, or $11.50.

▪	If the basket appreciates 40%, the investor would receive only the hypothetical maximum payment at maturity of $12.65, or 126.5% of the stated principal amount.

▪
If the final basket value is less than or equal to the initial basket value, the investor would receive an amount less than or equal to the $10 stated principal amount based on a 1% loss of principal for each 1% decline in the value of the basket.

▪	If the basket depreciates 10%, the investor would lose 10% of its principal and receive only $9 at maturity, or 90% of the stated principal amount.

August 2009	Page 7

PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the final basket value on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    ($10 x leverage factor x basket percent increase)

where,

subject to the maximum payment at maturity for each PLUS of $12.40 to $12.90.

If the final basket value is less than or equal to the initial basket value:

($10    x    basket performance factor)

Because in this case the basket performance factor will be less than or equal to 1.0, the payment at maturity for each PLUS will be less than or equal to $10.  There is no minimum payment on the PLUS.

August 2009	Page 8

PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS or guarantee to pay you the stated principal amount of the PLUS, or any amount, at maturity.  Instead, you will receive at maturity for each $10 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the basket.  If the value of the basket has increased over the term of the PLUS, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity.  If, however, the value of the basket has decreased over the term of the PLUS, you will lose money on your investment as you will receive an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial basket value and which may be zero.  See “How the PLUS Work” on page 7.

▪
Appreciation potential is limited. The appreciation potential of PLUS is limited by the maximum payment at maturity of $12.40 to $12.90, or 124% to 129% of the stated principal amount of $10 per PLUS.  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 300% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 124% to 129% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final basket value exceeds 108% to approximately 109.667% of the initial basket value.

▪
Market price of the PLUS may be influenced by many unpredictable factors.  Multiple factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

▪	the price or value of each of the basket components at any time and, in particular, on the pricing date and the valuation date,

▪	the volatility (frequency and magnitude of changes in price or value) of each of the basket components,

▪	interest and yield rates in the market,

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock markets generally and which may affect the initial basket component values and/or the closing values of the basket components on the valuation date,

▪	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the stocks underlying the basket components trade,

▪	the time remaining until the PLUS mature,

▪	the occurrence of certain events affecting any of the basket components that may or may not require an adjustment to the applicable adjustment factor for such basket component, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount of $10 per PLUS if the values of the basket components at the time of sale are at or below their initial basket component values or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  The basket performance may be negative so that you will receive at maturity an amount that is less than the $10 stated principal amount of each PLUS (and which could be significantly less or zero) by an amount proportionate to the decrease in the value of the basket from the initial basket value.  There can be no assurance that there will be any increase in the value of the basket such that you will receive at maturity an amount in excess of the stated principal amount of the PLUS, or any amount at all.

August 2009	Page 9

PLUS Based on the Performance of a Basket of Asian Exchange-Traded Funds due September 28, 2010
Performance Leveraged Upside SecuritiesSM

▪
The PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Changes in the value of one or more of the basket components may offset each other.  Movements in the values of the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket percent increase or basket performance factor, as applicable, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  If the final basket value is less than the initial basket value, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and which could be significantly less or zero.

▪
Investing in the PLUS is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley.  As a holder of the PLUS, you will not have rights that holders of the securities underlying the basket components may have.  Furthermore, investing in the PLUS is not equivalent to investing in any of the basket components or the indices tracked by the basket components.  The PLUS will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the basket and is not subject to a maximum return.  As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions, or any other rights with respect to the basket components or the indices tracked by the basket components.  In addition, you do not have the right to exchange your PLUS for any basket components at any time, and are subject to the credit risk of Morgan Stanley.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  All of the basket components are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission (the “Commission”), and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Furthermore, the basket components all track Asian indices.  Because the value of the PLUS is linked solely to the performance of the equity markets in Asian countries, an investment in the PLUS is riskier than an investment in a security tied to the performance of broader foreign equity markets generally, and a more narrow grouping of basket

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Performance Leveraged Upside SecuritiesSM

components tracking only Asian indices is likely to be more volatile than a basket composed of components tracking a more diversified group of foreign equity markets.  Asia includes countries in all stages of economic development, although most Asian economies have at times been characterized by over-extension of credit, currency devaluations and restrictions, rising unemployment, high inflation, decreased exports, and economic recessions. Currency devaluations in any one Asian country can have a significant effect on the entire Asian region. Several economies in the Asian region have in the past suffered significant downturns as well as significant volatility. Increased political and social unrest in any Asian country could cause further economic and market uncertainty in the region and adversely affect the Asian equity markets and therefore the value of the PLUS.

▪
There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks included in the indices tracked by the China Shares and by the Taiwan Shares have been issued by companies in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

▪
The prices of the basket components shares are subject to currency exchange rate risk. Because the price of each of the basket components is related to the U.S. dollar value of stocks underlying the respective index tracked by such basket component, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities of the basket components trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Further, currencies of emerging economies such as China and Taiwan are often subject to more frequent and larger central bank interventions than currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country .  The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the basket components, the prices of the basket components will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
Adjustments to any of the basket components or the indices tracked by the basket components could adversely affect the value of the PLUS.  The investment adviser to the basket components (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the respective indices tracked by each basket component.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the China Shares, the Taiwan Shares, the South Korea Shares or the Hong Kong Shares.  Any of these actions could adversely affect the price of one or more of the basket components and, consequently, the value of the PLUS.  Barclays Global Fund Advisors (“BGFA”) is currently the Investment Adviser for each of the basket components.  However, on June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”), subject to regulatory approvals and customary closing conditions.  Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the

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Performance Leveraged Upside SecuritiesSM

current investment advisory agreements between BGFA and each of the basket components. The Board of Trustees and the shareholders of each of the basket components will need to approve a new investment advisory agreement.

The FTSE/Xinhua China 25 Index is calculated and disseminated by the FTSE Xinhua Index Limited, and the MSCI Taiwan Index, the MSCI South Korea Index and the MSCI Hong Kong Index are calculated and disseminated by MSCI Inc. (in each case, the relevant “index publisher”).  MSCI could be considered an affiliate of Morgan Stanley.  The index publishers can add, delete or substitute the stocks underlying the indices tracked by the basket components, and can make other methodological changes that could change the value of such indices.  The index publishers also may discontinue or suspend calculation or publication of such indices at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The basket components and the indices tracked by each such basket component are different.  The performance of each of the basket components may not exactly replicate the performance of the index tracked by such basket component because the basket components will reflect transaction costs and fees that are not included in the calculation of the underlying indices.  It is also possible that the basket components may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the indices tracked by such basket components due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the basket component, differences in trading hours between the basket component and the index tracked by it, or due to other circumstances.  The Investment Adviser generally invests, (i) in the case of the China Shares, the South Korea Shares and the Hong Kong Shares, at least 90% and (ii) in the case of the Taiwan Shares, at least 95%, of its assets in the securities of the index tracked by such basket component or in depositary receipts representing the securities in such index.  The Investment Adviser will at all times invest, in the case of the Taiwan Shares, the South Korea Shares and the Hong Kong Shares, at least 80% of its assets in the securities of the index tracked by such basket component or in depositary receipts representing the securities in such index.  The Investment Adviser may invest the remainder of each basket component's assets in other securities, including securities not in the index tracked by such basket component, futures contracts, options on futures contracts, and other types of options and swaps related to the index tracked by such basket component, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser.

▪
The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the basket components.  MS & Co., as calculation agent, will adjust the adjustment factor for a basket component(s) for certain events affecting such basket component(s), such as stock splits and stock dividends, and for certain other corporate actions involving such basket component(s).  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket components.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the PLUS.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. and other affiliates of ours will carry out hedging activities related to the PLUS (and to the basket components and other instruments linked to the basket components, the indices tracked by the basket components or the securities underlying such indices), including

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Performance Leveraged Upside SecuritiesSM

trading in the basket components and in other instruments related to the basket components, the indices tracked by the basket components or the securities underlying such indices, as well as other instruments relating to the basket components. MS & Co. and some of our other subsidiaries also trade the basket components, the indices tracked by the basket components, the securities underlying such indices, and other financial instruments related to the basket components, the indices tracked by the basket components and the securities underlying such indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could affect the initial basket component values of the basket components and, therefore, could increase the values at which the basket components must close on the valuation date before you receive a payment at maturity that exceeds the original issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the values of one or more basket components on such valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  As calculation agent, MS & Co. will determine the initial basket component value, the closing value of each basket component on the valuation date, the multiplier for each basket component, the final basket value, whether any changes to any adjustment factor are required, whether any market disruption event has occurred, the basket performance factor or basket percent increase, as applicable, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing values in the event of a market disruption event, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Basket Components

The iShares® FTSE/Xinhua China 25 Index Fund.
The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares Trust (the “Trust”), a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  The Trust consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund. It is possible that the iShares® FTSE/Xinhua China 25 Index Fund may not fully replicate the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Commission by the iShares® FTSE/Xinhua China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The iShares® MSCI Taiwan Index Fund.
The iShares® MSCI Taiwan Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”) that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Taiwan Index.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Taiwan Index Fund. It is possible that the iShares® MSCI Taiwan Index Fund may not fully replicate the performance of the MSCI Taiwan Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Commission by the iShares® MSCI Taiwan Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The iShares® MSCI South Korea Index Fund.
The iShares® MSCI South Korea Index Fund is an exchange-traded fund managed by iShares that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI South Korea Index.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI South Korea Index Fund. It is possible that iShares® MSCI South Korea Index Fund may not fully replicate the performance of the MSCI South Korea Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Commission by the iShares® MSCI South Korea Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The iShares® MSCI Hong Kong Index Fund.
The iShares® MSCI Hong Kong Index Fund is an exchange-traded fund managed by iShares that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Hong Kong Index.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Hong Kong Index Fund. It is possible that the iShares® MSCI Hong Kong Index Fund may not fully replicate the performance of the MSCI Hong Kong Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Commission by the iShares® MSCI Hong Kong Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press

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Performance Leveraged Upside SecuritiesSM

releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the PLUS offered hereby and do not relate to any of the basket components.  We have derived all disclosures contained in these preliminary terms regarding the Trust and iShares from the publicly available documents described in the preceding paragraphs.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading price of the basket components (and therefore the price of the basket components at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the China Shares, the Taiwan Shares, the South Korea Shares or the Hong Kong Shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust and with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust and iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the China Shares, the Taiwan Shares, the South Korea Shares or the Hong Kong Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a purchaser of the PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the China Shares, the Taiwan Shares, the South Korea Shares or the Hong Kong Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is designed to represent the performance of the largest companies in the China equity market that are available to international investors.  The index consists of 25 of the largest and most liquid Chinese companies.  Securities in the index are weighted based on the total market value of their shares, so that securities with higher total market values generally have a higher representation in the index.  Each security in the index is a current constituent of the FTSE All-World Index.  All of the securities in the index trade on the Hong Kong Stock Exchange.  For more information about the FTSE/Xinhua China 25 Index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—FTSE/Xinhua China 25 Index” in the accompanying prospectus supplement for PLUS.

The MSCI Taiwan IndexSM. The MSCI Taiwan IndexSM seeks to measure the performance of the Taiwanese equity market.  It is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization.  Component companies are adjusted for available float and must meet objective criteria for inclusion in the index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership.  MSCI Inc. reviews the index quarterly.  For more information about the MSCI Taiwan IndexSM, see “Annex A—Underlying Indices and Underlying Index Publishers Information—MSCI Taiwan Index” in the accompanying prospectus supplement for PLUS.

The MSCI South Korea IndexSM. The MSCI South Korea IndexSM seeks to measure the performance of the South Korean equity market.  It is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization.  Component companies are adjusted for available float and must meet objective criteria for inclusion in the index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership.  MSCI Inc. reviews the index quarterly.  For more information about the MSCI South Korea IndexSM index construction, index maintenance and index calculation, see “Annex A—Underlying Indices

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and Underlying Index Publishers Information—MSCI Global Investable Market Indices Methodology” in the accompanying prospectus supplement for PLUS.

The MSCI Hong Kong IndexSM. The MSCI Hong Kong IndexSM seeks to measure the performance of the Hong Kong equity market.  It is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization.  Component companies are adjusted for available float and must meet objective criteria for inclusion in the index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership.  MSCI Inc. reviews the index quarterly.  Such information reflects the policies of, and is subject to change by, MSCI Inc.  For more information about the MSCI Hong Kong IndexSM index construction, index maintenance and index calculation, see “Annex A—Underlying Indices and Underlying Index Publishers Information— MSCI Global Investable Market Indices Methodology” in the accompanying prospectus supplement for PLUS.

We have derived all information contained in these preliminary terms regarding the MSCI South Korea IndexSM and the MSCI Hong Kong IndexSM, including, without limitation, their make-up, their method of calculation and changes in their components and their historical closing values, from publicly available information.  Such information reflects the policies of, and is subject to change by, MSCI Inc.  Neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to either such index or MSCI Inc. in connection with the offering of the PLUS.

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Performance Leveraged Upside SecuritiesSM

Historical Information
The following tables set forth the published high and low closing prices as well as end-of-quarter closing prices for each of the basket components for each quarter in the period from January 1, 2004 through July 22, 2009 (except for the China Shares, which commenced trading on October 8, 2004 and so are for each calendar quarter from October 8, 2004 through July 22, 2009).  The related graphs set forth the daily closing prices for each of the basket components in the same period.  The closing price of each of the basket components on July 22, 2009 was, (i) in the case of the China Shares, $40.42, (ii) in the case of the Taiwan Shares, $11.16, (iii) in the case of the South Korea Shares, $39.26 and (iv) in the case of the Hong Kong Shares, $14.72.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the valuation date.  The payment of dividends on the stocks that underlie the basket components are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.

iShares® FTSE/Xinhua China 25 Index Fund (CUSIP 464287184)	High	Low	Period End
2004
Fourth Quarter (beginning October 8, 2004)	18.8333	16.8667	18.4900
2005
First Quarter	19.2667	17.3333	18.2000
Second Quarter	19.1700	17.5800	19.0367
Third Quarter	21.9333	18.9400	21.4133
Fourth Quarter	21.5333	18.8833	20.5400
2006
First Quarter	24.8500	20.9967	24.7600
Second Quarter	27.9100	22.0000	25.6000
Third Quarter	27.3500	24.4800	27.1167
Fourth Quarter	37.4667	27.1300	37.1500
2007
First Quarter	38.8000	30.5500	34.1433
Second Quarter	43.3133	34.8267	42.9500
Third Quarter	60.6967	39.9133	60.0000
Fourth Quarter	72.8367	53.7500	56.8167
2008
First Quarter	59.2500	41.2300	45.0467
Second Quarter	54.5467	43.1333	43.6133
Third Quarter	47.1967	30.8800	34.4700
Fourth Quarter	34.2520	19.4200	29.0900
2009
First Quarter	31.5600	22.8000	28.5300
Second Quarter	40.1200	29.2200	38.3700
Third Quarter (through July 22, 2009)	40.9200	36.5100	40.4200

iShares® FTSE/Xinhua China 25 Index Fund October 8, 2004 to July 22, 2009

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iShares® MSCI Taiwan Index Fund (CUSIP 464286731)	High	Low	Period End
2004
First Quarter	13.36	11.25	12.18
Second Quarter	12.95	9.85	10.82
Third Quarter	11.01	9.55	10.70
Fourth Quarter	12.06	10.49	12.06
2005
First Quarter	12.64	11.15	11.58
Second Quarter	12.53	10.90	12.10
Third Quarter	12.65	11.15	11.71
Fourth Quarter	12.52	10.50	12.48
2006
First Quarter	13.64	12.16	12.73
Second Quarter	14.88	11.57	12.82
Third Quarter	13.50	11.62	12.80
Fourth Quarter	14.87	13.05	14.51
2007
First Quarter	14.84	13.08	13.94
Second Quarter	16.23	13.81	16.00
Third Quarter	17.23	14.61	16.80
Fourth Quarter	18.19	13.84	15.03
2008
First Quarter	17.23	13.31	15.85
Second Quarter	17.20	14.12	14.13
Third Quarter	14.02	10.15	10.80
Fourth Quarter	10.77	6.57	7.59
2009
First Quarter	8.51	6.42	8.07
Second Quarter	11.40	8.43	10.09
Third Quarter (through July 22, 2009)	11.16	10.23	11.16

iShares® MSCI Taiwan Index Fund January 1, 2004 to July 22, 2009

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iShares® MSCI South Korea Index Fund (CUSIP 464286772)	High	Low	Period End
2004
First Quarter	28.64	25.45	28.19
Second Quarter	30.05	21.89	24.34
Third Quarter	25.94	21.65	25.00
Fourth Quarter	29.25	24.39	29.25
2005
First Quarter	34.62	27.70	31.81
Second Quarter	33.42	30.39	32.00
Third Quarter	39.70	31.81	39.45
Fourth Quarter	44.85	35.70	44.75
2006
First Quarter	48.21	43.35	46.65
Second Quarter	52.15	40.06	45.12
Third Quarter	47.50	42.10	46.25
Fourth Quarter	50.05	45.40	49.40
2007
First Quarter	51.69	46.45	50.57
Second Quarter	62.35	51.35	60.30
Third Quarter	69.40	56.28	68.06
Fourth Quarter	74.76	61.61	64.70
2008
First Quarter	63.37	49.78	55.79
Second Quarter	61.35	51.04	51.04
Third Quarter	51.38	37.20	39.73
Fourth Quarter	39.05	19.00	27.97
2009
First Quarter	30.45	20.02	28.46
Second Quarter	37.42	29.73	34.79
Third Quarter (through July 22, 2009)	39.26	34.70	39.26

iShares® MSCI South Korea Index Fund January 1, 2004 to July 22, 2009

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iShares® MSCI Hong Kong Index Fund (CUSIP 464286871)	High	Low	Period End
2004
First Quarter	11.58	10.17	10.60
Second Quarter	10.94	8.94	10.13
Third Quarter	11.43	9.83	11.12
Fourth Quarter	12.29	10.80	12.09
2005
First Quarter	12.03	11.16	11.51
Second Quarter	12.48	11.43	12.42
Third Quarter	13.62	12.34	13.58
Fourth Quarter	13.46	12.32	12.62
2006
First Quarter	13.61	12.79	13.49
Second Quarter	14.76	12.41	13.52
Third Quarter	14.70	13.09	14.12
Fourth Quarter	16.05	14.28	16.00
2007
First Quarter	17.06	14.82	16.06
Second Quarter	17.33	16.27	17.02
Third Quarter	21.23	16.34	21.03
Fourth Quarter	24.10	20.26	21.93
2008
First Quarter	22.32	16.81	17.95
Second Quarter	20.10	16.88	16.94
Third Quarter	17.23	12.41	13.21
Fourth Quarter	13.36	8.51	10.37
2009
First Quarter	10.99	8.78	10.17
Second Quarter	14.60	10.38	13.74
Third Quarter (through July 22, 2009)	14.76	13.07	14.72

iShares® MSCI Hong Kong Index Fund January 1, 2004 to July 22, 2009

August 2009	Page 20